Exhibit 3.181

ARTICLES OF INCORPORATION

OF

NSC HOUSTON, INC.

I, the undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation:

ARTICLE ONE

The name of the corporation is NSC Houston, Inc.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purpose or purposes for which the corporation is organized are:

“To engage in the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.”

ARTICLE FOUR

The aggregate number of shares which the corporation shall have authority to issue is ten thousand (10,000) without par value.

The shareholders shall not have the preemptive right to acquire additional, unissued or treasury shares of the corporation, or securities of the corporation convertible into or carrying a right to subscribe to or acquire shares.

The shareholders do not have the right to cumulative voting.

ARTICLE FIVE

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000), consisting of money, labor done or property actually received, which sum is not less than One Thousand Dollars ($1,000).

ARTICLE SIX

The street address of its initial registered office is c/o National Surgery Centers, Inc., 2340 E. Trinity Mills Road, Suite 300, Carrollton, Texas 75006, and the name of its initial registered agent at such address is Richard D. Pence.

ARTICLE SEVEN

The number of directors of the corporation may be fixed by the by-laws.

The number of directors constituting the initial board of directors is one (1), and the name and address of each person who is to serve as director until the first annual meting of the shareholders or until a successor is elected and qualified is:

NAME	ADDRESS
E. Timothy Geary	35 E. Wacker Drive
Suite 2800
Chicago, Illinois 60601

ARTICLE EIGHT

The name and address of the incorporator is:

NAME	ADDRESS
Cindy S. Mangiaforte	70 W. Madison Street
Suite 3300
Chicago, Illinois 60602

IN WITNESS WHEREOF, I have hereunto set my hand this 25th day of April, 1996.

/s/ Cindy S. Mangiaforte